                                                                  EXECUTION COPY
EXHIBIT 4.13

                               Purchase Agreement

                                   relating to

                           Arctic Platinum Avoin Yhtio

                                      among

                              Outokumpu Nickel B.V.

                                       and

                              Outokumpu Mining Oy

                                       and

                          Gold Fields Exploration B.V.

                                       and

                             Gold Fields Finland Oy

                             Dated September 4, 2003

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                                        i

                                TABLE OF CONTENTS

1.  INTERPRETATION......................................................       1

2.  SALE AND PURCHASE...................................................       5

3.  CONSIDERATION.......................................................       6

4.  CONDITIONS..........................................................       7

5.  CLOSING.............................................................       7

6.  ADJUSTMENT OF PURCHASE PRICE CONSIDERATION..........................      10

7.  WARRANTIES..........................................................      11

8.  LIMITATIONS AND WARRANTIES..........................................      13

9.  INDEMNITIES.........................................................      14

10. CONFIDENTIALITY AND ANNOUNCEMENTS...................................      15

11. ASSIGNMENT AND GUARANTEE............................................      17

12. ENTIRE AGREEMENT....................................................      17

13. VARIATION AND WAIVER................................................      17

14. COSTS...............................................................      18

15. NOTICE..............................................................      18

16. INTEREST ON LATE PAYMENT............................................      19

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                                     - ii -

17. COUNTERPARTS........................................................      19

18. LANGUAGE............................................................      19

19. SEVERANCE...........................................................      20

20. AGREEMENT SURVIVES CLOSING..........................................      20

21. THIRD PARTY RIGHTS..................................................      20

22. GOVERNING LAW AND JURISDICTION......................................      20

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                                        1

                               PURCHASE AGREEMENT

THIS AGREEMENT is dated on September 4, 2003 (the "EFFECTIVE DATE")

BETWEEN:

                  OUTOKUMPU NICKEL B.V., a company incorporated and registered in the Netherlands with company number 172876 whose registered office is at Rotterdam, The Netherlands (the "PARENT"); and

                  OUTOKUMPU MINING OY, a company incorporated and registered in Finland with company number 0773284-5 whose registered office is at Riihirontuntie 7A, FIN 02200, Espoo, Finland (the "SELLER"); and

                  GOLD FIELDS EXPLORATION B.V., a corporation incorporated and registered in The Netherlands with company number 27123830 whose registered office is at Koningslaan 34, 1075 AD Amsterdam, the Netherlands ("GFE"); and

                  GOLD FIELDS FINLAND OY, a company incorporated and registered in Finland with company number 1606318-8 whose registered office is at Gold Fields Finland Oy, c/o Procope & Hornborg, P.O. Box 1077, 00101 Helsinki, Finland (the "BUYER").

WHEREAS:

(A) The Seller is a wholly owned subsidiary of the Parent and owns the legal and beneficial title to the Purchased Interests of the Arctic Platinum Avoin Yhtio (the "PARTNERSHIP"), a Partnership incorporated and registered in Finland with company number 1606745-3, whose registered office is at Helsinki, Finland.

(B)      The Buyer is a wholly-owned subsidiary of GFE.

(C) The Seller has agreed to sell and the Buyer has agreed to purchase all of the Purchased Interests on the terms of this Agreement.

THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.       INTERPRETATION

1.1 In this Agreement the definitions and rules of interpretation in this Clause apply.

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                                      - 2 -

                  BUSINESS DAY              means a day (other than Saturday or
                                            Sunday) when banks in Helsinki and
                                            Johannesburg are open for business.

                  BUYER'S WARRANTIES        means the warranties of the Buyer
                                            set out in Schedule 3.

                  CASH CONSIDERATION        has the meaning given in Clause 3.1
                                            (a).

                  CLAIMS means all losses, damages, expenses, liabilities (whether accrued, actual, contingent, latent or otherwise), claims and demands of whatever nature or kind including all legal fees and coste on an attorney and client basis.

                  CLOSING means the closing of the sale and purchase of the Purchased Interests in accordance with this Agreement.

                  CLOSING AGENDA            means a document in agreed form
                                            identifying the documents to be
                                            delivered by the parties at Closing.

                  CLOSING DATE              has the meaning given in Clause 5.2.

                  CONDITIONS                means the conditions to the
                                            completion of the Transaction by the
                                            parties hereto, as set out in
                                            Schedule 1.

                  EFFECTIVE DATE            has the meaning given in the
                                            Preamble.

                  ENCUMBRANCE               means any mortgage, pledge, charge,
                                            privilege, priority, hypothecation,
                                            encumbrance, assignment, lien,
                                            attachment, execution, seizure,
                                            set-off or other security interest
                                            of any kind or any other agreement
                                            or arrangement having the effect of
                                            conferring security upon or with
                                            respect to, or any segregation of or
                                            other preferential arrangement with
                                            respect to, any present or future
                                            assets, revenues or rights or any
                                            other rights exercisable by third
                                            parties.

                  GFE'S WARRANTIES          means the warranties of GFE set out
                                            in Schedules 3.

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                                      - 3 -

                  GFL means Gold Fields Limited, a company formed and existing under the laws of South Africa.

                  GFL SHARES                means issued and outstanding
                                            ordinary shares in the share capital
                                            of GFL.

                  INTELLECTUAL PROPERTY     means trade marks, service marks,
                                            trade names, patents, domain names,
                                            copyrights, industrial designs,
                                            applications for the registrations
                                            thereof and other industrial and
                                            intellectual property.

                  LIBOR means British Bankers Association Libor Rates, which appears at 1l:00 a.m. London time. These rates are displayed and published at Reuters pages LIBOR01 and LIBOR02 (or such other pages that may replace pages LIBOR01 and LIBOR02 on Reuters for the purposes of displaying London Interbank offered rates) for a period which is closest to the duration of the period in respect of which the interest is being calculated, on the first date of such period.

                  PARTNERSHIP               has the meaning given in the
                                            Preamble.

                  PARTNERSHIP AGREEMENT     means the partnership agreement
                                            dated 4 March 2000 between GFE
                                            (later duly assigned to the Buyer)
                                            and the Seller.

                  PAYMENT SHARES            has the meaning given in Clause
                                            3.1(b)

                  PERSON means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

                  PURCHASED INTERESTS       means the 49% interest in the
                                            Partnership owned by the Seller.

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                                      - 4 -

                  SELLER'S WARRANTIES       means the warranties set out in
                                            Schedule 2.

                  SHARE CONSIDERATION       has the meaning given in Clause
                                            3.1(b).

                  TAXES means all forms of taxation including, in particular, transfer taxes on the sale of property
                                            (whether real or personal, tangible
                                            or intangible) and any charge, tax,
                                            duty, levy, impost, withholding or
                                            liability wherever chargeable
                                            imposed for support of national,
                                            state, federal, municipal or local
                                            government or any other Person in
                                            any jurisdiction and any penalty,
                                            fine, surcharge, interest, charges
                                            or costs payable in connection with
                                            any such Taxes.

                  TECHNICAL INFORMATION     means all geological, geochemical
                                            and geophysical, mine technological
                                            as well as mineral processing data
                                            related to the Interest Area, as
                                            defined in the Partnership Agreement
                                            held or owned by the Seller at time
                                            of the establishment of the
                                            Partnership, and which is or has
                                            been critical to the Partnership
                                            activities before July 1, 2003.

                  TRANSACTION               means the transaction contemplated
                                            by this Agreement.

                  USD AND $                 means the currency of the United
                                            States of America.

                  WARRANTIES                means the Seller's Warranties, GFE's
                                            Warranties and the Buyer's
                                            Warranties.

                  YEAR-END ACCOUNTS         means the accounts prepared under
                                            Clause 6.2.

1.2 Article, Clause and Schedule headings do not affect the interpretation of this Agreement.

1.3 Words in the singular include the plural and in the plural include the singular.

1.4 A reference to one gender includes a reference to the other gender.

1.5 A reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment

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                                      - 5 -

                  and includes any subordinate legislation for the time being in force made under it.

1.6               Writing or written includes faxes but not e-mail.

1.7 Documents in agreed form are documents in the form agreed by the parties to this Agreement and initialled by them for identification.

2.       SALE AND PURCHASE

2.1 The Seller shall sell, and the Buyer shall buy, the Purchased Interests on the terms of this Agreement.

2.2 From the Effective Date until the earlier of the Closing Date and the date this Agreement is otherwise terminated in accordance with its terms, neither the Seller nor the Parent shall enter into any discussions with any other Persons with respect to the sale or transfer of the Purchased Interests.

2.3               The Seller:

         (a) has the right to sell the Purchased Interests on the terms set out in This Agreement;

         (b) shall at its own cost, transfer to the Buyer the full legal and beneficial title to the Purchased Interests; and

         (c)      shall sell the Purchased Interests free from all Encumbrances.

2.4 The Purchased Interests shall be sold with all rights and liabilities that attach, excluding those in 2.5(b) below, or may in the future attach, to them, including the rights and liabilities described in the Partnership Agreement.

2.5               Post Closing:

         (a) the Seller shall not have any rights or liabilities, whatsoever, arising from the terms of the Partnership Agreement except for any liabilities:

                  (i) that are based on the Partnership's or the Seller's actions or failures to act prior to the Closing Date, provided that the Buyer has not expressly assumed such liability. For the avoidance of doubt, the Buyer purchasing the Purchased Interests and entering into this Purchase Agreement will not be regarded as an expressly assumed liability; or

                  (ii) that arise as a result of fraud or wilful misconduct of the part of the Seller; and

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                                      - 6 -

         (b) notwithstanding anything in this Agreement to the contrary, the parties expressly confirm the terms of Subsection 11.2(c) of the Partnership Agreement and that the Seller shall remain liable for its share of any liability under the Partnership, whether accruing before or after Closing, which arise out of Operations (as defined in the Partnership Agreement) conducted prior to Closing.

2.6 It is expressly agreed and acknowledged by the parties, that no Intellectual Property held or owned by the Seller shall be transferred in this Transaction to the Buyer other than Intellectual Property held or owned by the Seller in its capacity as a partner in the Partnership.

2.7 The Buyer is not obliged to complete the purchase of any of the Purchased Interests unless the purchase of all the Purchased Interests is completed simultaneously.

2.8 The Seller is not obliged to complete the sale of any of the Purchased Interests unless the sale of all the Purchased Interests is completed simultaneously.

3.       CONSIDERATION

3.1 The total consideration paid for the Purchased Interests shall be the sum of 31,000,000 USD comprised of:

         (a) 23,000,000 USD (the "CASH CONSIDERATION") to be paid by the Buyer to the Seller, or as the Seller may direct, at Closing; and

         (b) that number of GFL Shares (the "PAYMENT SHARES"), having a deemed value of 8,000,000 USD, that is equal to quotient determined by:

                  (i) multiplying 8,000,000 by the Rand/US$ noon rate of exchange on a day before the Closing Date, as published by the South African Reserve Bank; and

                  (ii) dividing the product of (i) above by the average closing price of the GFL Shares as quoted on the Johannesburg Stock Exchange, South Africa for the three days prior to the date of closing (the "SHARE CONSIDERATION").

3.2 The Cash Consideration payable for the Purchased Interests will be subject to adjustment as provided in Article 6.

3.3 The parties agree that the aggregate consideration payable by the Buyer for the Purchased Interests will be the aggregate of the Cash Consideration and the deemed value of the Share Consideration and, in respect of the Cash Consideration, will be the actual amount paid following completion of adjustments pursuant to Article 6.

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                                      - 7 -

3.4 The consideration for the sale of the Purchased Interests is exclusive of any stamp duty or other transfer taxes or charges which are or may be payable in connection with the Transaction, which taxes and charges shall be paid by the Buyer, in accordance with Finnish law.

4.       CONDITIONS

4.1 If the Conditions, as set out in Schedule 1, have not been satisfied or waived by the date and time provided in Clause 4.2, this Agreement shall cease to have effect immediately after that time on that date except for.

         (a)      the following provisions:

                  (i)      Article 1 (Interpretation);

                  (ii)     this Article;

                  (iii)    Article 10 (Confidentiality and Announcements);

                  (iv)     Article 12 (Entire Agreement);

                  (v)      Article 13 (Variation and Waiver);

                  (vi)     Article 14 (Costs);

                  (vii)    Article 15 (Notice);

                  (viii)   Article 18 (Language); and

                  (ix)     Article 22 (Governing Law and Jurisdiction); and

         (b) any rights or liabilities that have accrued under this Agreement prior to such date.

4.2 The parties shall use all reasonable endeavours to satisfy or waive the Conditions as soon as practicable and in any event no later than 6.00 p.m. GMT 15 September 2003, or where a later date has been agreed in writing by the Seller and the Buyer, on that date.

5.       CLOSING

5.1               Closing shall take place on the Closing Date:

         (a)      at the Seller's office at Espoo; or

         (b) at any other place or places agreed in writing by the Seller and the Buyer.

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                                      - 8 -

5.2               Closing Date means:

         (a)      the Business Day later of:

                  (i)      15 September 2003; and

                  (ii)     10 September 2003 at 13.00 GMT; or

         (b) where a later or earlier date has been agreed in writing by the Seller and the Buyer, on that date.

5.3               At Closing, the Seller shall:

         (a) transfer the Purchased Interests to the Buyer in such form as is necessary for the Buyer to establish legal and beneficial ownership to the Purchased Interests in accordance with Finnish law;

         (b) deliver the resignation letters of the Seller's appointees to the Management Committee (as defined in the Partnership Agreement) of the Partnership as requested by the Buyer;

         (c) deliver to the Buyer a release and indemnification, in an agreed upon form, in respect of any liability that may accrue to the Buyer, either independently or as a result of its having acquired the Purchased Interests, arising or that may arise as a result of any action or failure to act by the Seller or by the Seller's nominees (the "SELLER'S NOMINEES") to the Management Committee, prior to 1 July 2003; and

         (d) deliver all other documents identified in the Closing Agenda as documents to be delivered by the Seller at Closing.

5.4               At Closing the Buyer shall:

         (a) pay the Cash Consideration to such account of the Seller as the Seller has notified the Buyer;

         (b) direct GFL to issue and deliver the Payment Shares that comprise the Share Consideration, registered in the name of the Seller, to the Seller, on the following account:

                  Firstrand Bank Limited, Johannesburg
                  South Africa General Depot
                  Clients acc ZA0000003322
                  Citibank London
                  F/o: Nordea Bank Finland Plc
                  A/c no:6008308969,

                  or at the direction of the Seller;

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                                      - 9 -

         (c) deliver to the Seller a letter of release duly executed by the Buyer and in the agreed form in respect of any liability (the "RELEASED LIABILITY") that, subject to Clause 2.5(b), may accrue to the Seller or the Seller's Nominees, arising or that may arise from any action or failure to act by the Seller or the Seller's Nominees:

                  (i) that occurred or ought to have occurred, as applicable, after 1 July 2003; and

                  (ii) that is made known to the Buyer by notice (the "LIABILITY NOTICE") in writing from the Seller on or before the Closing Date specifying (in reasonable detail) the nature of and the amount of the Released Liability and that is accepted by the Buyer; and

                  (iii) that arises or that may arise in respect of the Seller's or the Seller's Nominee's obligations in respect of the Partnership Agreement,

                  provided that the Seller and the Seller's Nominees shall not be released in respect of any Released Liability that arises as a result of fraud or wilful misconduct on the part of the Seller or the Seller's Nominees; and

         (d) deliver all other documents identified in the Closing Agenda as documents to be delivered by the Buyer at Closing.

5.5 At Closing, if one of the parties does not comply in any material respect with Clauses 4.1., 5.3 or 5.4, as applicable, the other party may, without prejudice to any other rights it has:

         (a)      proceed to Closing;

         (b) defer Closing to a date no later than the earlier of 28 days after the date on which Closing would otherwise have taken place; or

         (c) terminate this Agreement, provided that any such termination shall be without prejudice to any claims the party has in respect of the failure of the other party to have complied with its obligations under any of the foregoing provisions.

5.6 The Closing may be deferred under Clause 5.5 only once but, with that exception, Clause 5.5 applies to a Closing deferred under that Clause as it applies to a Closing that has not been deferred.

5.7 As soon as possible after Closing, the Seller shall send to the Buyer (at the Buyer's registered office) all records, correspondence, documents, files, memoranda and other papers relating to the Partnership (or copies thereof) which are not kept at any of the offices of the Partnership.

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                                     - 10 -

6.       ADJUSTMENT OF PURCHASE PRICE CONSIDERATION

6.1               The Cash Consideration will:

         (a) be increased by the amount by which the Year-End Accounts show, including the VAT receivables (alv), that the Seller has contributed the expenses of the Partnership according to the Called Sums in line with the Partnership Agreement in excess of its proportionate interest in the Partnership, and the Buyer shall pay to the Seller the amount of such increase;

         (b) be reduced by the amount by which the Year-End Accounts show, including the VAT receivables (alv), that the Seller has contributed the expenses of the Partnership according to the Called Sums in line with the Partnership Agreement below its proportionate interest in the Partnership, and the Seller shall refund the Buyer the amount of such lacking contribution; and

         (c) be adjusted to reimburse the Seller for all expenses incurred by the Seller in respect of the Operations (as that term is defined in the Partnership Agreement) between the July 1, 2003 and the Closing, which expenses are agreed upon, in advance, by the Buyer and are not otherwise adjusted under this Clause
                  6. For greater certainty, the financial cut-off of the Partnership will take place on July 1, 2003.

6.2 For the purposes of this Article the Year-End Accounts means the accounts prepared for the Partnership for the financial years ending June 30, 2003.

6.3               Any adjustment to the Cash Consideration to be paid under this
                  Article 6 must be paid on the later of Closing or that date which is 14 days from the date on which the parties are deemed to have accepted the Year-End Accounts and Closing Accounts as accurate, or the parties have resolved all disagreements in respect of the Year-End Accounts.

6.4               Any adjustment to the Cash Consideration to be paid under this
                  Article 6 must be paid together with an amount equal to interest on the amount to be paid, calculated at the rate of 2% per annum above LIBOR, from the Closing Date until the date payment is made.

6.5 Subject to Clause 6.6, the Buyer and the Seller shall each pay the charges of their own accountants.

6.6 The costs of the auditor in respect of the Year-End Accounts and Closing Accounts (including any costs associated with the auditor participating in

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                                     - 11 -

                  the resolution of any dispute regarding the Year-End Accounts) will be shared equally by the Buyer and the Seller.

7.       WARRANTIES

7.1 The Seller enters into this Agreement on the basis of, and in reliance on, the Buyer's Warranties and the GFE Warranties, as set out in Schedule 3 hereto. Each of the Buyer and GFE, acting separately, covenant, warrant and represent to the Seller that each Buyer's Warranty as it relates to the Buyer and each of the GFE Warranties as they relate to GFE and GFL, will be true, accurate and not misleading in any way on the Dosing.

7.2 The Buyer enters into this Agreement on the basis of, and in reliance on, the Seller's Warranties, as set out in Schedule 2 hereto. The Seller and the Parent, jointly and severally covenant, warrant and represent to the Buyer that the Seller's Warranties will be true, accurate and not misleading in any way on the Closing.

7.3 Except as expressly provided in the Seller's Warranties, any information supplied by or on behalf of the Seller to the Buyer or its directors, officers, employees, agents or advisers in relation to the business, operations, financial or other affairs of the Partnership or the Seller shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Seller, and the Buyer hereby waives any claims which it might otherwise have against the Seller in respect thereof.

7.4 Except as expressly provided in the Buyer's Warranties and the GFE Warranties, any information supplied by or on behalf of the Buyer or GFE to the Seller or its directors, officers, employees, agents or advisers in relation to the business, operations, financial or other affairs of the Buyer or of GFE shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Buyer or by GFE, and the Seller hereby waives any claims which it might otherwise have against the Buyer or against GFE in respect thereof.

7.5 Except as expressly disclosed by GFE, the Buyer or the Seller to any one of the other of them in the period between the Effective Date and the Closing Date (inclusive) with respect to any events which have taken place during such period, the Warranties are deemed to be repeated by the Seller, by GFE and by the Buyer at Closing; any reference made to the Effective Date (whether express or implied) in relation to any Warranty will be construed, in relation to any such repetition, as a reference to the Closing Date, and the covenants, representations and warranties of each of the Buyer, GFE, the Seller and the Parent, referred to in Clauses 7.1 and 7.2 hereof, will apply to the Warranties as repeated at the Closing.

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                                     - 12 -

7.6 No investigation made by any party hereto or their representatives shall affect the right of such party to rely on any representation or Warranty made by the other party in this Agreement or in any document contemplated by this Agreement or derogate from the acknowledgements of reliance in Clauses 7.1 and 7.2.

7.7 Neither the Seller nor the Parent shall be under any liability in respect of any claim under the Seller's Warranties if the facts or circumstances giving rise to such claim are disclosed to the Buyer and to GFE by notice (the "SELLER'S WARRANTY NOTICE") in writing, prior to the Closing Date, which notice discloses, in reasonable detail, the nature and the amount of the claim and the Seller's Warranty Notice is accepted by the Buyer, or if the claim is otherwise provided for or stated to be an exception under the terms of this Agreement.

7.8 Neither the Buyer nor GFE shall be under any liability in respect of any claim under the Buyer's Warranties or the GFE Warranties if the facts or circumstances giving rise to such claim are disclosed to the Seller and to the Parent, by notice (the "BUYER'S WARRANTY NOTICE") in writing, prior to the Closing Date, which notice discloses, in reasonable detail, the nature and the amount of the claim and the Buyer's Warranty Notice accepted by the Seller, or if the claim is otherwise provided for or stated to be an exception under the terms of this Agreement.

7.9 None of the parties are entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.

7.10 If at any time before or at Closing a party hereto becomes aware that a Warranty made by it has been breached, is untrue, inaccurate or misleading, or has a reasonable expectation that any of those things might occur, it must promptly:

         (a) notify the other party in sufficient detail to enable such other parry to make an accurate assessment of the situation; and

         (b) if requested by the other party, use its best endeavours to prevent or remedy the notified occurrence.

7.11 If at any time before or at Closing it becomes apparent that any Warranty has, in any material respect, been breached, or is in any material respect untrue, inaccurate or misleading, or if it becomes apparent that any Warranty was, in any material respect, untrue, inaccurate or misleading as at the date of this Agreement, the party for whose benefit such Warranty has been made may (without prejudice to any other rights it may have in relation to the breach):

         (a)      rescind this Agreement by notice to the other; or

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                                     - 13 -

         (b)      proceed to Closing.

7.12 If at any time before or at Closing it becomes apparent that a party has committed a material breach of any material term of this Agreement, the other party may (without prejudice to any other rights it may have in relation to the breach):

         (a)      rescind to Agreement by notice to the other party; or

         (b)      proceed to Closing.

7.13 Except as expressly provided in Clauses 7.11 or 7.12, a party's sole remedy for breach of a Warranty given by the other party, or for a material breach of any material term of this Agreement, shall be limited to direct damages and, except as expressly provided in Clauses 7.11 or 7.12, no party shall have the right to rescind or otherwise terminate this Agreement for breach of Warranty, a non-material term of this Agreement, undertaking or any other cause whatsoever.

7.14 Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this Agreement.

8.       LIMITATIONS ON WARRANTIES

8.1 This Article 8 limits the liability of each of the parties in relation to any claim made against such party in connection with the Seller's Warranties or the Buyer's Warranties, as the case may be (in this Clause referred to as a "WARRANTY CLAIM").

8.2 The joint and several liability of the Seller and the Parent for all Warranty Claims against the Seller and the Parent, when takes together, will not exceed the Cash Consideration.

8.3 The liability of the Buyer for all Warranty Claims against the Buyer will not exceed the Cash Consideration.

8.4               A party shall not be liable for any Warranty Claims unless:

         (a) the amount of the Warranty Claim, or of a series of connected Warranty Claims of which that Warranty Claim is one, exceeds $100,000; and

         (b) the amount of all Warranty Claims that are not excluded under Clause 8.4(a), when taken together, exceeds $1,000,000.

8.5 Subject to Clauses 8.2 and 8.3, where the limits in Clause 8.4 are exceeded, the whole amount of the Warranty Claim, or series of Warranty Claims, is recoverable (and not just the amount by which the limits are exceeded).

8.6 Neither the Seller nor the Parent is liable for any Warranty Claim unless the Warranty Claim:

         (a)      relates to matters disclosed in Schedule 2; or

         (b) relates to any matter specifically provided for in the Year-End Accounts.

8.7 The Buyer is not liable for any Warranty Claim unless the Warranty Claim relates to matters disclosed in Schedule 3.

8.8 A party is not liable for a Warranty Claim unless the person making the Warranty Claim has given such party notice (the "WARRANTY NOTICE") of the Warranty Claim specifying
                  (in reasonable detail) the nature of and the amount claimed under the Warranty Claim, within a period of two years from the Closing Date except in respect of:

         (a) Warranty Claims arising as a result of the assessment or re-assessment of any Taxes including, but not limited to, income tax, sales tax, value added tax, all interest and penalties associated therewith and any other similar claims in which case the Warrant Notice must be given within a period of six years from the Closing Date; or

         (b) Warranty Claims arising as a result of environmental damage or breaches of environmental legislation or other requirements, in which case the Warranty Notice must be given within a period of three years from the Closing Date, or, if the decision to mine ("DIM") has been made by the Partnership or its legal successor prior to the above three years has lapsed, within two weeks after the DTM.

9.       INDEMNITIES

9.1 Subject to Clause 2.5(b), the Buyer will indemnify and save harmless the Seller and the directors, officers, employees and agents of the Seller from and against any and all third party Claims relating to obligations or commitments arising under the Partnership Agreement after the Closing Date, except for third party Claims:

         (a) that arise as a result of fraud, negligence or wilful misconduct on the part of the Seller; or

         (b) that are based on the Partnership's or the Seller's actions or failures to act prior to the Closing Date;

                  and provided that such third party Claims have been expressly assumed by the Buyer. For the avoidance of doubt, the Buyer purchasing the Purchased Interests and entering into this Purchase Agreement will not be regarded as an expressly assumed liability.

9.2 The Seller and the Parent will, jointly and severally, indemnify and save harmless the Buyer and the directors, officers, employees and agents of the Buyer from and against any and all Claims made by the Partnership and any third party, against the Buyer or the Partnership relating to liabilities that are based on the Partnership's or the Seller's actions or failures to act prior to the Closing Date and not expressly assumed by the Buyer.

9.3 A party (the "INDEMNIFYING PARTY") is not liable to indemnify the other party (the "INDEMNIFIED PARTY") under this Article 9 unless the Indemnified Party has given the Indemnifying Party notice of the claim for indemnification specifying (in reasonable detail) the nature of, and the amount claimed under, the claim for indemnification within 90 days of becoming aware of the circumstances giving rise to such claim; provided that a failure to notify within such 90 day period shall not relieve the Indemnifying Party of liability under this Article except to be extent that the Indemnifying Party is prejudiced by such failure to notify.

9.4 Where notice of a claim for indemnification is given under Clause 9.3 but arbitration proceedings have not been issued and served within the period of six months from the date on which the underlying third party Claim is determined, the claim for indemnification will be deemed to be withdrawn.

9.5               The amount of any claim for indemnification under this
                  Article 9 shall be reduced by the amount of any tax gains obtained by the Indemnified Party as a result of the circumstances giving rise to such claim.

9.6 Nothing in this Article 9 applies to a claim for indemnification that arises or is delayed as a result of negligence, dishonesty, fraud, wilful misconduct or wilful concealment by the Indemnifying Party.

10.      CONFIDENTIALITY AND ANNOUNCEMENTS

10.1 Except as required by any regulatory agency or authority having jurisdiction, each party must keep confidential the existence of this Agreement and all information about the other party's group (as the group is comprised immediately before Closing) and about the Partnership and use the information only for the purposes contemplated by this Agreement.

10.2 Neither party is required to keep confidential or to restrict its use of:

         (a)      knowledge of the existence of this Agreement after Closing;

         (b) information is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement;

         (c) information that the parties agree in writing is not confidential;

         (d) information about the other party's group or the Partnership that it finds out about from a source not connected with that group or the Partnership and that is not under any obligation of confidence; and

         (e) information that is known to such party before the date of this Agreement and that is not under any obligation of confidence.

10.3 The Buyer does not have to keep confidential or restrict its use of information about the Partnership after Closing.

10.4 The Seller does not have to keep information about this Agreement confidential or restrict its use of that information if the Conditions have not been satisfied or waived by the date and time provided in Clause 4.2.

10.5 Either party (the "DISCLOSING PARTY") may disclose any information that it is retired to keep confidential under this
                  Article:

         (a) to such employees, professional advisers, consultants, or officers of its group (the "DISCLOSED PARTY") as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction, if the Disclosing Party obtains from the Disclosed Party an agreement that the Disclosed Party will keep the information confidential as if it was the Disclosing Party, or

         (b)      with the other party's written consent; or

         (c)      to the extent that the disclosure is required:

                  (i)      by law; or

                  (ii) by a regulatory body, tax authority or securities exchange; or

                  (iii) to make any filing with, or obtain any authorisation from, a regulatory body, tax authority or securities exchange; or

                  (iv) to protect the disclosing party's interest in any legal proceedings, but will use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

10.6 Each party shall supply the other party with any information about itself, its group or its Agreement as the other may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring party is subject.

10.7 This Article shall continue to have effect for the period of two years from the Closing Date.

11.      ASSIGNMENT AND GUARANTEE

11.1 Except as provided otherwise, no party may assign, or grant any security interest over, any of its rights under this Agreement or any document referred to in it.

11.2 Each party that has rights under this Agreement is acting on its own behalf.

11.3 The Buyer has the express right to assign all of its interest under this Agreement to an affiliated Finnish company, without the consent of the Seller, Otherwise, such an assignment requires a prior written consent of the Seller, which shall not be unreasonably withheld.

12.      ENTIRE AGREEMENT

12.1 This Agreement and the documents delivered pursuant to the Closing Agenda, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement, either oral or in writing, between any of them relating to the Transaction and the Seller shall not have any obligation or liability from and after the Closing Date to the Buyer or the Partnership with respect to any arrangement, understanding, previous agreement or representation or warranty (express or implied by law) relating to the Partnership or its business assets, liabilities (actual or contingent), geological data, environmental or other claims or capital except pursuant to this Agreement and the documents delivered pursuant to the Closing Agenda.

12.2 Each party acknowledges that in entering into this Agreement, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any Person other than expressly set out in this Agreement or those documents.

13.      VARIATION AND WAIVER

13.1 A variation of this Agreement must be in writing and signed by or on behalf of all parties.

13.2 A waiver of any right under this Agreement is only effective if it is in writing and it applies only to me Person to which the waiver is addressed and the circumstances for which it is given.

13.3 A Person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other Person.

13.4 Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

14.      COSTS

14.1 Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, will be borne by the party that incurred the costs.

15.      NOTICE

15.1              A notice given under this Agreement:

         (a) must be in writing in the English language (or be accompanied by a properly prepared translation into English);

         (b) must be sent for the attention of the person, and to the address, or fax number, given in this Clause (or such other address, fax number or person as the party may notify to the others, such notice to take effect five days from the notice being received); and

         (c)      must be:

                  (i)      delivered personally; or

                  (ii)     sent by fax; or

                  (iii)    sent by registered airmail.

          The addresses for service of notice are.

          OUTOKUMPU MINING OY END OUTOKUMPU NICKEL B.V.:

          Address:                Riihitontuntie 7 B, FIN 02200, Espoo, Finland

          For the attention of:   Corporate General Counsel

          Fax number:             +358 9 421 2428

          GOLD FIELDS EXPLORATION B.V. AND GOLD FIELDS FINLAND OY:

          Address:                Gold Fields Finland Oy
                                  Kairatie 56
                                  96101 Rovaniemi

          For the attention of:   Company Secretary

          Fax number              +358 16 311 682

          With a copy to:         Gold Fields Limited
                                  24 St Andrews Road

                                  Parktown, 2193
                                  South Africa

          For the attention of:   John Munro, Director

                                  Craig Nelson, Director

          Fax number:             +27 11 484 8252

15.2              A notice is deemed to have been received:

         (a)      if delivered personally, at the time of delivery:

         (b)      if the case of fax, at the time of transmission; or

         (c) in the case of registered airmail, five days from the date of posting.

15.3 If deemed receipt under 15.2 hereof is not within five business hours (meaning 9 a.m. to 5.30 p.m. local time in the place of receipt on a Business Day), deemed receipt shall be when business next starts in the place of receipt.

15.4 To prove service it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

16.      INTEREST ON LATE PAYMENT

16.1 Where a sum is required to be paid under this Agreement but is not paid on the data the parties agreed, the person due to pay the sum must also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period will run after as well as before judgement).

16.2 The rate of interest will be 2% per annum above LIBOR, it will accrue on a daily basis and be compounded quarterly.

17.      COUNTERPARTS

17.1 This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

18.      LANGUAGE

18.1 If this Agreement is translated into any language other than English, the English language text will prevail.

19.      SEVERANCE

19.1 If any provision of this Agreement (or part of a provision) is found by any arbitrator, court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions will remain in force.

19.2 If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision will apply with whatever modification is necessary to give effect to the commercial intention of the parties.

20.      AGREEMENT SURVIVES CLOSING

20.1 This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

21.      THIRD PARTY RIGHTS

21.1 Subject to Clause 21.2, this Agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

21.2 The right of the parties to terminate, rescind, or agree to any amendment, variation, waiver or settlement under this Agreement is not subject to the consent of any Person that is not a party to the agreement.

22.      GOVERNING LAW AND JURISDICTION

22.1 This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of Finland.

22.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules (the "RULES"), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one, the seat, or legal place, of arbitration shall be London, England and the language to be used in the arbitral proceedings shall be English.

This Agreement has been entered into on the Effective Date.

                  Signed by


                                                         -------------
                  For and on behalf of                   Director
                  OUTOKUMPU NICKEL B.V.                  Tom Niemi

                  Signed by


                                                         -------------
                  For and on behalf of                   Director
                  OUTOKUMPU MINING OY                    Tom Niemi

                  Signed by


                  ---------------
                  For and on behalf of                   Director
                  GOLD FIELDS EXPLORATION B.V.

                  Signed by JA MUNRO


                  -------------
                  For and on behalf of                   Director
                  GOLD FIELDS FINLAND OY

                  Signed by


                  ---------------
                  For and on behalf of                   Director
                  GOLD FIELDS FINLAND OY

                                   SCHEDULE 1

                     CONDITIONS FOR THE BENEFIT OF THE SELLER

The obligations of the Seller to complete the Transaction are subject to the following conditions:

1.       WARRANTY NOTICE

         That the Seller has received and reviewed the Buyer's Warranty Notice, if any, provided by the Seller in accordance with Clause 7.8 hereof and has agreed to waive any claim in respect of the warranty that is the subject of the Buyer's Warranty Notice.

CONDITIONS FOR THE BENEFIT OF THE BUYER

The obligations of the Buyer to complete the Transaction are subject to the following conditions:

1.       REGULATORY APPROVAL

         That the Buyer has received all necessary regulatory and other third party approvals to the Transaction.

2.       TITLE

         That the Seller has established, to the Buyer's satisfaction, that it has good and marketable title to the Purchased Interest and that it can transfer the Purchased Interest as contemplated by this Agreement.

3.       WARRANTY NOTICE

         That the Buyer has received and reviewed the Seller's Warranty Notice, if any, provided by the Seller in accordance with Clause 7.7 hereof and has agreed to waive any claim in respect of the warranty that is the subject of the Seller's Warranty Notice.

                                   SCHEDULE 2

SELLER'S WARRANTIES

1.       THIS AGREEMENT

1.1 Each of the Seller, the Parent and the Partnership is duly incorporated, organised and subsisting under the laws of its respective jurisdiction of incorporation, is duly qualified to carry on its business and is in good standing is each jurisdiction in which, the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, and has all requisite corporate power and authority to carry on its business, to own, lease and operate its property and assets.

1.2 Each of the Seller and the Parent has the power and authority to enter into and perform this Agreement, and this Agreement constitutes (or will constitute when executed) valid, legal and binding obligations on the Seller in accordance with the terms of the Agreement and the documents.

1.3 Compliance with the terms of this Agreement will not breach or constitute a default under any of the following:

         (a) any provision of the constitutional documents of the Seller or the Parent; or

         (b)      the Partnership Agreement; or

         (c) any agreement or instrument to which the Seller or the Parent is a party or by which, it is bound, provided the Conditions in accordance with the Schedule 1 have been obtained or fulfilled; or

         (d) any order, judgment, decree or other restriction applicable to the Seller.

1.4 The Seller has obtained all necessary corporate authorisations and approvals in accordance with applicable law with respect to all matters requiring an authorisation or approval in connection with this Agreement and the Transaction.

2.       INTEREST IN THE PARTNERSHIP

2.1 The Purchased Interests are comprised of a 49% interest in the Partnership and are fully paid.

2.2 The Seller is the sole legal, registered and beneficial holder of the Purchased Interests with good and marketable title thereto. The Purchased Interests are not subject to any Encumbrance and no commitment has been given to create any Encumbrance affecting the Purchased Interests.

3.       OTHER

3.1 The Seller undertakes to pay to Rautaruukki Oyj an agreed lump sum fee related to the decision to mine platinum on certain areas currently held by the Partnership in accordance with the terms and conditions of an agreement between the Seller and Rautaruukki Oyj.

3.2 To the best of the Seller's knowledge, the Year-End Accounts of the Partnership are complete and correct in all respects and present a true and fair view of the results of operation, the financial condition, prospects, the assets and the liabilities of the Seller.

3.3 As far as the Seller is aware, the claims, claim applications, mining concessions, applications for mining concession, or other mineral property, or any direct or indirect right or interest therein or relating thereto ("MINERAL INTERESTS") have been validly obtained and are in good standing with respect to the performance of all obligations (including, without limitation, the proper and full payment of all applicable state fees, landowner fees, Taxes, charges and assessments, and submitting of all the reports to the Finnish Ministry of Trade and Industry) applicable under all laws of Finland (including, without limitation, applicable mining, environmental and real estate laws and regulations) and are owned by and duly registered in the name of the Partnership free and clear of any Encumbrances, royalties or underlying interests, with the exception of the exploitation fees (loubintamaksut).

3.4 As far as the Seller is aware, there are no adverse claims or challenges to the ownership of, or title to, the Mineral Interests, or to the ownership of, or title to, substances on the claims, therein or therefrom nor there is any basis therefor.

3.5 Seller, as a partner in the Partnership, has not assigned or encumbered or promised to assign or encumber the Mineral Interests or the rights which derive therefrom and the Seller has not acquired, with respect to third parties, any obligation whatsoever which would prevent the Buyer from entering into this Agreement.

3.6 The Seller has transferred all Technical Information relating to the Partnership, its activities or property to the Partnership free and clear of any and all Encumbrances.

3.7 The representations and warranties contained in this Schedule 2 shall survive the execution of this Agreement, the consummation of the Transaction contemplated in this Agreement, and any termination of the Partnership Agreement or this Agreement. The breach of any representation, warranty or covenant contained in this Agreement may be waived by the Buyer, either in whole or in part, at any time without prejudice to the Buyer's rights in respect of any other or continuing breach of the same or any other representation, warranty or covenant. No waiver by the Buyer of any breach of any representation, warranty or covenant shall be binding unless in writing. Any waiver shall be limited to the specific purpose for which it is given.

3.8. The Seller acknowledges and agrees that the Payment Shares have not been and will not be registered under the US Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States, or to or for the account or benefit of US persons, except in accordance with Regulation S under the Securities Act ("Regulation S") or pursuant to an exemption from the registration requirements of the US Securities Act. The Seller represents, warrants and agrees that neither it, nor any of its affiliates nor any Person acting on its or their behalf, has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Payment Shares. Terms used in this paragraph 3.8 have the meanings given to them by Regulation S under the US Securities Act.

                                   SCHEDULE 3

                               BUYER'S WARRANTIES

1.       THIS AGREEMENT

1.1 The Buyer has power and authority to enter into and perform this Agreement and the other documents referred to in it.

1.2 This Agreement and the other documents referred to in it constitute (or will constitute when executed) valid, legal and binding obligations on the Buyer in accordance with the terms of the Agreement and the documents.

1.3 Compliance with the terms of this Agreement and the Partnership Agreement will not breach or constitute a default under any of the following:

         (a)      any provision of the constitutional documents of the Buyer, or

         (b)      any agreement or instrument to which the Buyer is a party, or

         (c) any order, judgment, decree or other restriction applicable to the Buyer.

1.4 The Buyer has obtained all necessary corporate authorisations and approvals in accordance with applicable law with respect to all matters requiring an authorisation or approval in connection with this Agreement and the Transaction, including, subject to Clause 2.5(b), the assumption of the Seller's liabilities and obligations under the Partnership Agreement from the July 1 2003,

2.       BUYER

2.1 The Buyer is duly incorporated, organised and subsisting under the laws of Finland, is duly qualified to carry on its business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, and has all requisite corporate power and authority to carry on its business and to own, lease and operate its property and assets.

GFE'S WARRANTIES

3.       GFL SHARES

3.1. All necessary corporate action and other necessary steps and proceedings will have been taken prior to the Closing by GFL so as to validly issue, sell and deliver the Payment Shares to the Seller at Closing.

                  Upon their issuance, the Payment Shares will be validly issued, listed on the Johannesburg Securities Exchange (JSE) and outstanding as fully paid and non-assessable shares registered in the name of Seller.

3.2. The Buyer represents warrants and agrees that neither it, nor any of its affiliates nor any Person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Payment Shares. Terms used in this paragraph 3.8 have the meanings given to them by Regulation S under the US Securities Act.